Exhibit 10.2

FOURTH AMENDMENT TO LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK, L.L.C. (LANDLORD)

AND DOMINO’S PIZZA LLC (TENANT)

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made August 28, 2012 and will be effective as of this date by and between DOMINO’S FARMS OFFICE PARK, L.L.C., a Michigan Limited Liability Company, f/k/a Domino’s Farms Office Park Limited Partnership (“Landlord”) and DOMINO’S PIZZA LLC, a Michigan Limited Liability Company, (“Tenant”),

WHEREAS, Landlord entered into a Lease Agreement for a portion (the “Premises”) of the office building known as Domino’s Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Domino’s Pizza, Inc., whose successor in interest is Tenant, for a term of five (5) years commencing as of December 21, 1998; and

WHEREAS, Landlord and Tenant extended the term of the lease, included additional space as a part of the Premises, and incorporated additional provisions via the FIRST, SECOND AND THIRD AMENDMENTS TO LEASE; and

WHEREAS, Landlord and Tenant desire to modify and expand the Premises to which said lease shall apply;

NOW, THEREFORE, Landlord and Tenant agree to amend the Lease by replacing Section B (Premises) of the FIRST AMENDED STANDARD LEASE SUMMARY with the following:

Office Space, Lab Space and Conference Center Square Footage: 217,893 rentable square feet, based upon 189,472 usable square feet (excludes approximately 11,650 square feet of restrooms, stairwells, and mechanical room within Tenant’s space) with a 15% common area factor.

Warehouse Square Footage: 5,019 square feet

Location: All of the highlighted space as shown on the attached Rider A.

IT IS AGREED AND UNDERSTOOD, as additional consideration for entering into this lease, Landlord represents that the standards of the building operation and maintenance will continue to be such that it will be characterized as Class A space throughout the term of the lease.

IT IS FURTHER AGREED AND UNDERSTOOD that as part of the 189,472 usable square feet, Tenant will be taking possession of 2,979 usable square feet of contiguous space as of September 1, 2012 and 7,437 usable square feet of contiguous space as of November 15,, 2012. Tenant will be responsible to commence paying rent on this additional space as of January 1, 2013.

TERM

The initial term (the “Initial Term”) of this lease shall begin on the execution date of this Amendment and end at midnight December 31, 2022.

RENT

The rent for the Premises shall be as follows:

Year	Annual Office, Lab and Conference Center Rent	Annual Storage Space Rent

Through December 31, 2012	$29.49 per sq. ft.	$13.40 per sq. ft.

2013	$28.00 per sq. ft.	$13.40 per sq. ft.

2014 and 2015	The base annual rental shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by one and one-half percent (1.5%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

2016 and 2017	The base annual rental shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-half percent (2.5%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

2018 – 2022	The base annual rental shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent (3.0%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

RENTAL CREDIT

Landlord shall contribute one million twenty-five thousand dollars ($1,025,000) towards the construction of the new space occupied by the Tenant; payable to Tenant in ten (10) installments of one hundred two thousand five hundred dollars ($102,500) on the first (1st) business day of each calendar year of the Initial Term of the Lease.

OPTION TO RENEW

Upon expiration of the Initial Term, provided that Tenant is not then in default beyond the expiration of any applicable grace and cure period after notice, Tenant may extend the term of this Lease for additional term of five (5) years (the “First Extended Term”) and Tenant may extend the term of this Lease for an additional term consisting of five (5) years (the “Second Extended Term”), upon the expiration of the First Extended Term, provided that Tenant has exercised its option for the First Extended Term and is not then in default beyond the expiration of any applicable grace and cure period after notice. The Tenant shall exercise the option(s) by notifying the Landlord in writing at least three hundred sixty (360) days before the then existing Term expires. The base annual rental for the First Extended Term and Second Extended Term shall be determined in accordance with provisions for determining the base annual rental for the “Second Extended Term” contained in Rider C of the Lease Agreement dated as of December 21, 1998.

SURVIVAL OF LEASE

Except as set forth in this Amendment, all other terms and conditions of the Lease remain the same and unchanged in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this FOURTH AMENDMENT TO LEASE AGREEMENT as of the day and year first above written.

LANDLORD: DOMINO’S FARMS OFFICE PARK, L.L.C. (a Michigan limited liability company)

8/28/12	By:	/s/ Paul R. Roney
Paul. R. Roney
	Its:	Manager

TENANT: DOMINO’S PIZZA LLC (a Michigan limited liability company)

8/28/12	By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Its:	Chief Financial Officer